DIOMED FILES PETITION UNDER
CHAPTER 11 OF THE U.S. BANKRUPTCY CODE,
SEEKS SALE OF U.S. BUSINESS TO BIOLITEC AG

ANDOVER, MA, March 14, 2008, --- Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, including its patented EVLT® laser treatment for varicose veins, announced that it, together with its wholly owned subsidiary, Diomed, Inc., filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Massachusetts, Western Division. The petition contemplates that Diomed will sell certain of its operating assets to Biolitec AG, a manufacturer of medical lasers, optical fibers and other products, thereby enabling Biolitec to continue to operate Diomed’s business in the United States.

Diomed and Biolitec have entered into a non-binding letter of intent for the sale of specified assets for a purchase price of between $6 and $7 million. Biolitec reported revenues of €39 million and profits of €5.6 for its fiscal year ended June 30, 2007. Its shares are listed on the Prime Standard of the Frankfurt Stock Exchange. Biolitec is headquarted in Jena, Germany, and employs approximately 60 personnel at its U.S. operations based in East Longmeadow, Massachusetts.

“The decision to pursue the sale of the company’s assets and operations through the bankruptcy process was an extremely difficult but appropriate decision for our Board of Directors to make,” commented James A. Wylie, Jr., Diomed’s Chief Executive Officer. “In spite of our intensive efforts to seek a buyer for the Company outside of bankruptcy and to work with our secured lenders to avoid seeking bankruptcy protection, the impact of infringement of the Company’s products in the marketplace and delays in the judicial process proved impossible to overcome,” Wylie stated. “We believe that, given the ongoing financial and legal challenges facing Diomed, bankruptcy is the best means available to protect the company’s assets and allow the company’s operations to be sold through an orderly process.”

With court approval, Diomed will continue operating in the ordinary course of business as a debtor-in-possession while it pursues the sale of specified assets to Biolitec and the sale of its other assets to third parties. Diomed expects to complete the asset sale to Biolitec within approximately 60 to 90 days and to sell its remaining assets in due course, under the court’s direction. These other assets include judgments in Diomed’s favor of approximately $14.7 million arising from Diomed’s successful patent infringement litigation in 2007 against defendants AngioDynamics, Inc. and Vascular Solutions, Inc. This litigation is currently on appeal, under bond, with a hearing on the appeal scheduled for April 10, 2008 at the appellate court.

Diomed and Biolitec have entered into a non-binding letter of intent for the sale of specified assets. The letter of intent contemplates that to fund its operations during bankruptcy, Diomed will use its cash and receipts and will obtain debtor-in-possession financing from its senior secured creditor, Hercules Technology Growth Capital, Inc. If Hercules and Diomed are unable to reach agreement on the terms of such financing, Biolitec has agreed in principle under the letter of intent to provide necessary financing of up to $2 million during the transition period. Such debtor-in-possession financing will be subject to court approval.

The proceeds of the sale of Diomed’s assets will be distributed to Diomed’s creditors and equity holders as determined by the bankruptcy court. With court approval, Diomed expects to complete the asset sale to Biolitec within approximately 60 to 90 days and to sell its remaining assets in due course, under the court’s direction.

In a related development, Diomed’s wholly owned subsidiary, Diomed Limited, has determined to file for Administration locally under the laws of the United Kingdom, contemporaneously with Diomed’s bankruptcy filing in the United States.

“We believe that Biolitec’s acquisition of Diomed’s operating assets and U.S. sales and marketing organization provides our loyal physician partners the best opportunity for an improved level of service, flow of new and innovative technologies, and continuity of supply of lasers and disposable products,” concluded Wylie. “Finally, I would be remiss if I did not thank each and every employee of the Company for their loyalty, dedication and commitment during the last several months. They stood the course and performed above all expectations during this very difficult time.”

About Diomed
Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed’s EVLT® laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT® procedure and the Company’s related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT® laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company’s website: www.evlt.com.

EVLT® is a registered trademark of Diomed Inc., Andover, MA.

Safe Harbor
Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties.

Moreover, our bankruptcy filing in the United States and the concurrent administration filing of our manufacturing subsidiary in the United Kingdom raise significant concern as to the reliability going forward of our previous and current forward-looking statements. The bankruptcy process will require court approval of, among other things, the contemplated acquisition of our operating assets by Biolitec AG and debtor-in-possession financing. Further, given recent developments, our actual results are likely to differ materially from those discussed in our previous financial statements. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

Contact:

Christopher J. Geberth
Vice President Finance
Diomed Holdings, Inc.
(877) 434-6633 or (978) 824-1816
investor-relations@diomedinc.com